You're invited to join an exclusive community investing in blue-chip art.

- Invest in multimillion-dollar paintings
- Attractive historical price appreciation
- Buy and sell shares on secondary market
- Receive proceeds when the painting sells

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'The rich have got much richer': why art sale prices are going through the roof
MASTERWORKS 047
Banksy
▲ $22.04 (0.43%) Today
1W 1M 3M 6M YTD 1Y
BUY SHARES
MASTERWORKS
Portfolio
July
$286,687.50
WSJ
ART & AUCTIONS
Art Is Among the Hottest Markets on Earth
Jean-Michel Basquiat
Keith Haring
Banksy

Forbes | CNBC | CNN | The New York Times | WSJ | yahoo! | TC

Our track record

Since 2018, we've acquired 130+ assets valued at over $500 million.

15.3%	26.8%	480k+
Net Track Record (across all vehicles, realized and unrealized gains)[1]	Net Annualized Realized Returns [2]	Registered Members

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Strong appreciation over the last 25+ years

See how Contemporary Art performance compares to other major asset classes.

Contemporary Art	S&P 500	Real Estate	Gold
13.8%	10.2%	8.9%	7.2%

Comparison of Performance (1995-2021)



Index (1995=1)
30
25
20
15
10
5
0

Reflects value-weighted price appreciation for all Contemporary Art (works produced after 1945) sold at least twice at public auction. There are significant differences between art investments and stocks. See important disclosures

Outperformance in high inflation periods

Contemporary Art has demonstrated strong appreciation in high inflation periods, like right now.

Average Real Return in High Inflation Periods



15.0%
12.0%
9.0%
6.0%
3.0%
0.0%
13.5%
5.5%
3.9%
3.2%
0.5%
Contemporary Art
S&P 500
Emerging Market Equities
Gold
US Corporate Bonds

Reflects value-weighted price appreciation for all Contemporary Art (works produced after 1945) sold at least twice at public auction. There are significant differences between art investments and stocks. See important disclosures

Invest in paintings by some of the most popular artists



Banksy
(b. 1974)
13.96%
Median Return
132 · 99



Jean-Michel Basquiat
(1960–1988)
18.09%
Median Return
132 · 99



Andy Warhol
(1928–1987)
10.57%
Median Return
211 · 132



Pablo Picasso
(1881–1973)
7.62%
Median Return
104 · 183



Kaws
(b. 1974)
40.29%
Median Return
178 · 204



Keith Haring
(1958–1990)
13.72%
Median Return
211 · 132



Mark Rothko
(1903–1970)
13.64%
Median Return
183 · 145



Yayoi Kusama
(b. 1929)
25.07%
Median Return
81 · 142

How It Works

Masterworks is the first platform for buying and selling shares representing an investment in iconic artworks. Build a diversified portfolio of expertly-vetted works curated by our industry-leading research team.

We Find the Best Artists
We determine which artist markets have the most momentum

We Purchase the Best Art
We acquire the best examples available, at the best price

We Securitize the Artwork
We file an offering circular with the SEC allowing anyone to invest

Sell Your Shares
You have the option to sell your shares in our secondary market, or wait until the painting sells

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Press Coverage


ON AIR
MAD MONEY
Masterworks on 'Mad Money' with Jim Cramer


Masterworks raises $110M to sell fractional shares of physical art — not NFTs


MASTERWORKS.IO HAS PAINTINGS FOR INVESTMENT FROM ARTISTS LIKE JEAN-MICHEL BASQUIAT
Masterworks makes investing in artwork affordable


Where do you put your money in a bear market? Try wine, art and baseball cards


Art Is Among the Hottest Markets on Earth


Masterworks: The platform that allows nearly anyone to invest in multimillion-dollar art


Art values are booming as New York auctions make billions of dollars in sales

FAQ

How does Masterworks choose which paintings to purchase? +

How are Masterworks single-artwork investments structured? +

What happens when a painting is sold? +

How often will new paintings be introduced? +

How can I learn more about a particular offering? +

What are the risks of investing in these offerings? +

Who can help answer my questions? +

How are my shares taxed? +

Can I invest if I reside outside of the United States? +

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Important Disclosures

1. "Track Record" is intended to provide Masterworks' internal estimate of the performance of the overall Masterworks portfolio for a given period with proportionate weight given to the size of each offering..This presents a measure of Masterworks performance assuming investment allocations proportional to the size of the offerings. Accordingly, Masterworks Track Record is the dollar-weighted aggregate average change in estimated fair market value of each issuer offered via the Masterworks platform on an annualized basis, excluding all offerings completed within the last six months of the given performance period which we believe are not reflective of Masterworks' performance, after deduction of all fees and pro forma for estimated profit sharing represented by Class B shares held by Masterworks For Masterworks issuers that continue to own artwork, the estimated net asset value of the Class A shares sold to the public is based on Masterworks internal appraisals, which are performed on a quarterly basis as of the end of each calendar quarter. For offerings that were completed between six-months and one-year prior to the end of the applicable performance period and for which no public auction comparable sale has occurred, the fair market value of the artwork is appraised to be equal to the aggregate offering price which represents the price at which the artwork was sold to investors. If all offerings completed within the last six months of the performance period were included in the calculation of Masterworks' Track Record as of June 30, 2022, the result would be 14.1%. For purposes of such calculation, the fair market value of the artwork included in offerings completed during the last six months of the performance period is appraised to be equal to the aggregate offering price. Artwork appraisals are performed by Masterworks in conformity with the 2020-21 Uniform Standards of Professional Appraisal Practice (USPAP) using a sales comparison approach, provided that Masterworks may have potential conflicts of interest. For more information on Masterworks appraisal methodology, potential conflicts of interest and other important considerations, click here. For issuers that sold a painting during the relevant period, actual realized returns, net of all fees and expenses, have been used. Masterworks may waive or forfeit fees to which it is entitled, but to date any such waivers or forfeitures, which affect all shareholders in a given issuer equally, have been immaterial. Transactions occurring on the Masterworks secondary market are not deemed relevant to the determination of Masterworks Track Record.
2. Since inception, Masterworks has sold five paintings from the collection. All sales are net of all fees and expenses. The sale of any paintings from the Masterworks collection, and the option to waive fees, is at the sole discretion of Masterworks and paintings may be held in excess off or up to 10 years or longer. Past price performance is no guarantee of future results. Any historical returns, expected appreciation, or probability projections are not guaranteed and may not reflect actual future performance.

Masterworks.io, LLC
225 Liberty St. 29th Floor,
New York, NY 10281
support@masterworks.io

MASTERWORKS

This website page is created and maintained by Masterworks in its sole and absolute discretion and Masterworks is solely responsible for the content of this page. No broker-dealer is or has been involved in the development or dissemination of this website page.

Masterworks.io, LLC
225 Liberty St. 29th Floor,
New York, NY 10281
support@masterworks.io

MASTERWORKS

1. "Net Annualized Track Record" is intended to provide Masterworks' internal estimate of the performance of the overall Masterworks portfolio for a given period giving equal weighting to each offering. This presents a measure of Masterworks performance assuming an investment of a constant dollar amount in each offering. Accordingly, Masterworks Net Annualized Track Record is the aggregate average change in estimated net asset value of all Class A shares for each issuer offered via the Masterworks platform on an annualized basis, excluding all offerings completed within the last six months of the given performance period which we believe are not reflective of Masterworks' performance, after deduction of all fees and pro forma for estimated profit sharing represented by Class B shares held by Masterworks (which is calculated based on the internal appraised value of the artwork). Masterworks Net Annualized Track Record includes all Masterworks issuers that completed an offering that had not been liquidated prior to the last date included in the given quarterly performance period (the "Performance End Date"), excluding issuers that completed an offering within six months preceding the Performance End Date. For Masterworks issuers that continue to own artwork, the estimated net asset value of the Class A shares sold to the public is based on Masterworks internal appraisals, which are performed on a quarterly basis as of the end of each calendar quarter. For offerings that were completed between six-months and one-year prior to the Performance End Date and for which no public auction comparable sale has occurred, the fair market value of the artwork is appraised to be equal to the aggregate offering price which represents the price at which the artwork was sold to investors. If all offerings completed within the last six months of the performance period were included in the calculation of Masterworks' Track Record as of March 31, 2022, the result would be 13.4%. For purposes of such calculation, the fair market value of the artwork included in offerings completed during the last six months of the performance period is appraised to be equal to the aggregate offering price. Artwork appraisals are performed by Masterworks in conformity with the 2020-21 Uniform Standards of Professional Appraisal Practice (USPAP) using a sales comparison approach, provided that Masterworks may have potential conflicts of interest. For more information on Masterworks appraisal methodology, potential conflicts of interest and other important considerations, click here. For issuers that sold a painting during the relevant period, actual realized returns, net of all fees and expenses, have been used. Transactions occurring on the Masterworks secondary market are not deemed relevant to the determination of Masterworks Net Annualized Track Record.

This website contains certain forward-looking statements that are subject to various risks and uncertainties. Forward-looking statements are generally identifiable by use of forward-looking terminology such as "may," "will," "should," "potential," "intend," "expect," "outlook," "seek," "anticipate," "estimate," "approximately," "believe," "could," "project," "predict," or other similar words or expressions. Forward-looking statements are based on certain assumptions, discuss future expectations, describe future plans and strategies, or state other forward-looking information. Our ability to predict future events, actions, plans or strategies is inherently uncertain and actual outcomes could differ materially from those set forth or anticipated in our forward-looking statements. You are cautioned not to place undue reliance on any of these forward-looking statements.

This website is maintained by Masterworks in its sole and absolute discretion and Masterworks is solely responsible for the content on this website. No FINRA registered broker-dealer is or has been involved in the development or dissemination of this website.

We are "testing the waters" under Regulation A under the Securities Act of 1933. The information contained on the Masterworks.io website has been prepared by Masterworks without reference to any particular user's investment requirements or financial situation. Potential investors are encouraged to consult with professional tax, legal, and financial advisors before making any investment into a Masterworks offering. All investments involve risk, including the risk of the loss of all of your invested capital. Please consider carefully the investment objectives, risks, transaction costs, and other expenses related to an investment prior to deciding to invest. Diversification and asset allocation do not ensure profit or guarantee against loss. Investment decisions should be based on an individual's own goals, time horizon, and tolerance for risk.

Our materials may include historical appreciation percentages that are based on public auction sales and reflect historical price trends. Such information is not intended to be indicative of returns that would have been achieved on Masterworks shares during such periods. Fees, expenses and other factors will create significant differences between the performance of an investment in masterworks shares and historical artwork appreciation rates.

Past price trends are not indicative of future price trends and are not intended to be a proxy for historical or projected future performance of any specific artwork or Masterworks shares. Also, our materials may present comparisons between the historical price performance of a segment of the art market and other investment asset classes, such as stocks, bonds, real estate, and others. There are important differences between art and other asset classes. For more information, see **important disclosures.**

By using this website, you accept the Masterworks.io **Terms of Use** and **Privacy Policy**. For additional information you are encouraged to review **important disclosures.**

* There is no guarantee of profits and investing includes risk of loss.

Masterworks is not registered, licensed, or supervised as a broker dealer or investment adviser by the SEC, the Financial Industry Regulatory Authority (FINRA), or any other financial regulatory authority or licensed to provide any financial advice or services.

The information contained herein neither constitutes an offer for nor a solicitation of interest in any specific securities offering. For any proposed offering pursuant to an offering statement that has not yet been qualified by the SEC, no money or other consideration is being solicited, and if sent in response, will not be accepted. No offer to buy the securities can be accepted and no part of the purchase price can be received until the offering statement for such offering has been qualified by the SEC any such offer may be withdrawn or revoked, without obligation or commitment of any kind, at any time before notice of acceptance given after the date of qualification. An indication of interest involves no obligation or commitment of any kind. Offering circulars for Masterworks offerings are available **here**.

Masterworks.io, LLC is located at 225 Liberty St. 29th Floor, New York, NY 10281.